PRESS RELEASE

HARRIS & HARRIS GROUP, INC.                     NOVEMBER 30, 2005
111 WEST 57th STREET, SUITE 1100
NEW YORK, NEW YORK 10019                        CONTACT: CHARLES E. HARRIS

NASDAQ/NMS SYMBOL: TINY                        TEL. NO. (212) 582-0900


              HARRIS & HARRIS GROUP SELLS ITS SHARES OF NEUROMETRIX


      Harris & Harris Group, Inc., announced today that it has sold in the open market its entire position, consisting of its 1,137,570 shares of common stock of NeuroMetrix, Inc. (Nasdaq: NURO), for net proceeds of approximately $34,591,460. NeuroMetrix, which completed its initial public offering on July 22, 2004, manufactures and sells the patented NC-stat device. Harris & Harris Group was the seed investor in NeuroMetrix, a spin-out from the Harvard-MIT Division of Health Science and Technology in 1996. Charles E. Harris, the Chairman and CEO of Harris & Harris Group, was a Director of NeuroMetrix until May 18, 2005. NeuroMetrix was Harris & Harris Group's last remaining significant non-tiny technology investment.

      Harris & Harris Group is a publicly traded venture capital company that makes initial investments exclusively in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS). The Company's last 25 initial private equity investments have been in tiny technology-enabled companies. Since 2001, Harris & Harris Group has invested a total of approximately $41,270,912 in tiny technology-enabled companies, of which it has invested approximately $15,887,078 in 2005 to date. The Company has 20,756,345 common shares outstanding.

      Detailed information about Harris & Harris Group, Inc. and its holdings can be found on its website at http://www.TinyTechVC.com.


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This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this news release. Please see the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc., undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.TinyTechVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.